Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

TV GUIDE MAGAZINE GROUP, INC.,

SAMPLE MEDIA, LLC

AND SOLELY WITH RESPECT TO SECTIONS 2.7, 6.2 AND 6.3

MACROVISION SOLUTIONS CORPORATION

OCTOBER 10, 2008

i

LIST OF EXHIBITS

Exhibit A	Purchased Assets
Exhibit B	Trademark License Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Bill of Sale and Assumption Agreement
Exhibit E	Data License Agreement
Exhibit F	Allocation

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2008 (the “Agreement Date”) by and among TV Guide Magazine Group, Inc., a Delaware corporation (the “Company”) and Sample Media, LLC, a Delaware limited liability company (“Buyer”), and solely with respect to Sections 2.7, 6.2 and 6.3, Macrovision Solutions Corporation (“Parent”). Each of the Company and Buyer, and solely with respect to Sections 2.7, 6.2 and 6.3, Parent, may hereafter be referred to as a “party” or collectively as “parties.”

RECITALS

A. The Company and its Subsidiaries are engaged, among other things, in the business of publishing a weekly magazine in the United States, the content of which is centered on TV-related news, feature stories, TV celebrity photos, behind-the-scenes coverage, reviews and recommendations and national television listings (the “Business”).

B. Buyer is interested in purchasing, and the Company is interested in selling, the Business, including, without limitation, all of the Company’s right, title and interest in, to and under certain assets, properties and rights of the Business as set forth herein.

C. The parties desire that the Company sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase from the Company, the Purchased Assets (as defined below) that are owned by the Company, that the Company convey the rights in the Licensed Assets (as defined below), and that Buyer assume from the Company the Assumed Liabilities (as defined below), subject to the terms and conditions set forth in this Agreement (the “Acquisition”).

D. Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

“Applicable Law” means, collectively, all United States federal, state, local or municipal laws, foreign laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Assumed Contracts” means (i) all Contracts exclusively related to the Business (excluding any Contracts with employees and excluding any Contracts related to an Excluded Liability), including without limitation all Assumed Contracts set forth on Exhibit A1, (ii) all Contracts that Buyer agrees to assume in writing prior to the Closing, and (iii) all other Contracts relating exclusively to the conduct or operation of the Business or to which any of the Purchased Assets or Purchased Liabilities is subject which either are entered into after the Agreement Date in the ordinary course of business in accordance with the terms hereof, or which Buyer elects in writing to assume at Closing including, in the clauses (i), (ii), and (iii), all rights to receive goods and services purchased pursuant to such Contracts and all claims and rights to take any other actions arising out of or relating to such Contracts or the Purchased Assets, or in respect thereof.

“Balance Sheet” means the unaudited combined balance sheet of the Business as of the Balance Sheet Date.

“Balance Sheet Date” means September 30, 2008.

“Buyer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.

“Closing” means the closing of the transactions necessary to consummate the Acquisition.

“Closing Date” means the date on which the Closing shall occur, as specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time and date as the parties hereto agree in writing, provided, however, that the parties shall not be obliged to effect the Closing prior to December 1, 2008.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VIII and each agreement or document (other than the Agreement) that the Company is to enter into as a party pursuant to this Agreement.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by the Company to Buyer on the Agreement Date listing any disclosures to be made pursuant to the representations and warranties of the Company herein (each of which disclosures, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is clearly apparent from the actual text of the disclosures without reference to further documentation), and each of which disclosures shall also be deemed to be a representation and warranty made by the Company under Article III hereof).

“Effective Time” means the time of the consummation of the Acquisition or such later time as may be mutually agreed by Buyer and the Company.

“Encumbrance” means, with respect to any tangible or intangible asset, any mortgage, deed of trust, encumbrance, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), including with respect to any security, any adverse claim or third party right or interest, right of first refusal, preemptive right or restriction of any nature, or other right of third parties, whether voluntarily incurred or arising by operation of law, and including, without limitation, any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreement in the nature thereof. For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal or state securities laws shall not represent an Encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 11:59 p.m. California time on the date that is twelve (12) months following the Closing Date.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“GAAP Exceptions” means the following: (a) no accounting for income taxes; (b) no accounting for Parent’s Employee Stock Purchase Plan; (c) not all purchase accounting entries related to Parent’s purchase of Gemstar TV Guide International, Inc. have been pushed down to the Business; and (d) not all inter-company allocations have been recorded.

“Governmental Authority” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“knowledge” means, with respect to any party to this Agreement, the actual knowledge of a particular fact, circumstance, event or other matter in question of the Chief Executive Officer, Chief Financial Officer and General Counsel (as applicable) of such party.

“liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Effect” when used in connection with an entity or business means any change, event, circumstance, condition or effect that is, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to an entity or business: (i) any effect resulting directly from the entity taking an action expressly required to be taken by it pursuant to the terms and conditions of this Agreement, (ii) with respect to the Company or the Business, any effect resulting from a change in the industry in which the Company or the Business operates or in the worldwide economy generally which does not effect the Company or the Business in a disproportionate manner relative to other participants in the industry, (iii) any adverse effect resulting from any change in Applicable Law or in accounting requirements or principles required under GAAP, (iv) any failure to meet internal revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such entity that would otherwise constitute a Material Adverse Effect but for this clause (iv), (v) any effect resulting from changes in law, rules or regulations applicable to such entity or its operations or business, (vi) any effect resulting from any acts of terrorism, war or natural disaster, or (vii) any effect resulting from or relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby.

“Material Assumed Contract” means the Assumed Contracts set forth on the Schedule 3.9(a).

“Net Working Capital” means (A) the Business’ combined total current assets (as defined by GAAP) as of the Closing Date, excluding any inter-company payables or receivables and further excluding any cash clearing accounts linked to a Company affiliate’s bank account and calculated in accordance with GAAP, subject to GAAP Exceptions, and in a manner consistent with prior month-end unaudited combined balance sheets (to the extent consistent with GAAP, subject to GAAP Exceptions), less (B) the Business’ combined total current liabilities (as defined by GAAP) as of the Closing Date, excluding any inter-company payables or receivables, further excluding any cash clearing accounts linked to a Company affiliate’s bank account and further excluding any deferred subscriber liability and calculated in accordance with GAAP, subject to GAAP Exceptions, and in a manner consistent with prior month-end unaudited combined balance sheets (to the extent consistent with GAAP, subject to GAAP Exceptions).

“Net Working Capital Decrease” means the amount by which the Net Working Capital is less than $14,700,000.

“Net Working Capital Increase” means the amount by which the Net Working Capital is greater than $14,700,000.

“Permitted Encumbrances” means (A) statutory Encumbrances for taxes that are not yet due and payable; (B) statutory Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security or similar programs mandated by Applicable Law; (D) statutory Encumbrances in favor of carriers, repairers, servicers, bailees, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances; (E) any minor imperfection of title or similar Encumbrances, charges or encumbrances which individually or in the aggregate with other such Encumbrances, charges and encumbrances does not impair the value of the property subject to such Encumbrance, charge or encumbrance or the use of such property by the Company or its Subsidiaries; or (F) any security interest in the assets of the Company and its Subsidiaries securing the guarantees by the Company and the Company’s Subsidiaries of the obligations under the Credit Agreement dated as of May 2, 2008 (the “Credit Agreement”) among Parent, Macrovision Corporation, the Guarantors Party thereto, the Lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent; provided, however, that (F) shall be a considered a Permitted Encumbrance only prior to the Closing Date, by which time such security interest must be removed with respect to the Purchased Assets and the Licensed Assets which shall be conveyed free and clear of such security interest.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Promissory Note” means that certain unsecured promissory note of Buyer, to be issued to the Company or its designee, with all interest at the rate of three percent (3%) per annum and (i) one million dollars ($1,000,000) principal and interest thereon due upon the ealier of (a) Buyer’s payment (or determination not to pay) to Retained Employees the second half of fiscal year 2008 bonuses or (b) March 31, 2009, and (ii) all remaining principal and interest thereunder to be deferred to the maturity date of December 31, 2014, in the aggregate principal amount of nine million five hundred thousand dollars ($9,500,000) less the aggregate amount of any Severance Obligations incurred by the Company related to the termination of any Employee of the Business on or prior to the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Severance Obligations” means any cash severance payments paid by the Company to any Employee who is listed on the revised Schedule 3.17(a) to be delivered from the Company to Buyer pursuant to Section 6.1(a) and who does not become a Retained Employee on or prior to the Closing Date, which payments are made pursuant to the Company’s legal commitments to such Employees as existing on the date of this Agreement in connection with the Company’s termination of such Employees on or prior to the Closing Date.

“Subsidiary” means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, United States or other government pension plan contributions, employment insurance premiums, workman’s compensation and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Index of Other Defined Terms

Defined Terms	Section Reference
Accounts Payable	2.1(c)(vi)
Acquisition	Recital
Action	3.4
Agreement	Preamble
Agreement Date	Preamble
Allocation	11.1(a)
Antitrust Laws	7.5
Assumed Liabilities	2.1(c)
Bankruptcy and Equity Exception	3.3(a)
Bill of Sale	8.2(d)
Business	Recitals
Business Properties	3.16
Buyer	Preamble
Buyer Field of Use Restrictions	3.11
Buyer Indemnitee	10.2
Cash Purchase Price	2.3(a)
Claim Notice	10.4(a)
Closing Loan	8.2(h)
Closing Statement	2.3(c)(i)
Company	Preamble
Company Benefit Plans	3.17(c)
Company Foreign Plans	3.17(c)
Company Indemnitee	10.3
Company IP	3.10(c)
Company Specified Approvals	3.3(b)
Confidentiality Agreement	5.1
Confirmation Certificate	2.3(c)(ii)
Consents	2.5
Credit Agreement	Article I – definition of “Permitted Encumbrances”
Data License Agreement	8.2(g)
Dispute Notice	2.3(c)(ii)
Employees	3.17(a)
End Date	9.2(b)
environment	3.18(c)
Environmental Law	3.18(c)
ERISA	3.17(c)
Excluded Assets	2.1(b)
Excluded Liabilities	2.1(d)
Final Allocation	11.1(b)
Financial Statements	3.6
Indemnifiable Claim	10.4(a)
Indemnitee	10.4(a)
Indemnitor	10.4(a)
Independent Accountant	2.3(c)(iv)
Independent Contractors	3.17(b)
Intellectual Property	3.10(a)
Interim Financial Statements	3.6

Key Employee Agreement	6.6
Licensed Assets	2.1(b)
Losses	10.2
Materials of Environmental Concern	3.18(c)
Parent	Preamble
party or parties	Preamble
Permits	3.15(a)
Purchased Assets	2.1(a)
Registered Company Proprietary Rights	3.10(b)
release	3.18(c)
Retained Employee or Retained Employees	6.1(a)
Review Period	2.3(c)(ii)
Significant Customers	3.12
Significant Suppliers	3.13
Start Date	6.1(a)
Straddle Period Tax	11.3
Tax Proceeding	11.4
Threshold Amount	10.5
Trademark License Agreement	2.7
Transfer Taxes	11.2
Transition Services Agreement	8.2(c)

ARTICLE II

THE ACQUISITION

2.1 Assets and Liabilities.

(a) Purchased Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Buyer shall purchase from the Company, and the Company shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Company’s right, title and interest in, to and under the assets (i) exclusively used or held for use in the operation of the Business, or (ii) otherwise described on Exhibit A (collectively the “Purchased Assets”), including without limitation the following assets:

(i) the Assumed Contracts;

(ii) all Intellectual Property used or held for use exclusively in the Business, including without limitation the assets set forth on Exhibit A2;

(iii) all fixed assets, furniture, equipment, computers, computer equipment and other tangible property used or held for use primarily in the Business, including without limitation those set forth on Exhibit A3;

(iv) copies of all subscriber, prospects and vendors lists used or held for use in the Business;

(v) copies of business, accounting, and financial records used or held for use in the operation of the Business as set forth in the Transition Services Agreement (as defined below);

(vi) all accounts receivable of the Business as of the Closing Date;

(vii) all paper inventory used or held for use in the Business, as of the Closing Date;

(viii) all advertising insert orders and advertising contracts exclusively related to the Business, in effect as of the Closing Date;

(ix) all customer subscriptions to TV Guide Magazine, in effect as of the Closing Date;

(x) all of the Company’s right, title and interest to content (textual, photographic or other) as published in TV Guide Magazine since its inception, provided, that listings data shall not be considered Purchased Assets;

(xi) all physical copies of TV Guide Magazines and all other archived materials stored in the archive room at the offices of the Company in Radnor, Pennsylvania, provided, that the Purchased Assets shall not include one physical copy of each edition (to the extent there is more than one available) of TV Guide Magazines and one copy of other archived materials (to the extent there is more than one available); and

(xii) all pre-paids and deposits to the extent relating to the Business as of the Closing Date, including without limitation postage and premiums, provided, that the Letter of Credit for the New York City facility shall not be considered a Purchased Asset.

(b) Excluded Assets. The Company shall not sell, assign, transfer, convey or deliver to Buyer hereunder, and Buyer shall not purchase hereunder, any assets of the Company or the Company’s business of whatever nature whether presently in existence or arising hereafter, except for the Purchased Assets, and any such assets other than Purchased Assets, are herein referred to as “Excluded Assets”. However, the Company hereby grants Buyer certain rights to the Excluded Assets listed in Schedule 2.1(b) (the “Licensed Assets”) which rights are also described in Schedule 2.1(b). THE LICENSED ASSETS ARE LICENSED TO BUYER “AS IS” WITHOUT WARRANTY OF ANY KIND (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN SECTIONS 3.10(b) AND 3.11 OF THIS AGREEMENT, WHICH, BY THEIR TERMS EXPRESSLY APPLY TO THE LICENSED ASSETS), AND EXCEPT FOR SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, THE COMPANY DISCLAIMS ALL WARRANTIES PERTAINING THERETO, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

(c) Liabilities Assumed by Buyer. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by the Company herein, effective as of the Closing Date, Buyer shall assume and be obligated pursuant to this Agreement to pay when due, perform or discharge only the debts, claims, liabilities, obligations and expenses described below and on Schedule 2.1(c) (collectively, the “Assumed Liabilities”):

(i) (A) the deferred subscriber liability; and (B) executory obligations arising from the Assumed Contracts which are to be performed after the Closing Date; provided, however, that Buyer shall not assume any (x) liability of any nature related to any Excluded Liabilities, (y) obligations arising from any Contracts attributable or relating to the Business, the rights to which are not, for any reason, assigned to Buyer as required pursuant to the terms of this Agreement, or (z) liabilities arising from the breach of any Assumed Contracts by the Company or its affiliates occurring prior to the Closing Date, excluding, however, liabilities arising from any continuation of such breach by Buyer after the Closing Date;

(ii) Transfer Taxes in accordance with Section 11.2;

(iii) all Liabilities in connection with, arising under or pursuant to, the Company IP (as defined below) comprising a portion of the Purchased Assets, occurring after the Closing Date;

(iv) all Liabilities of the Company with respect to accrued vacation and severance, if any, of all the Retained Employees to the extent included in the Net Working Capital on the Closing Statement;

(v) Liabilities of the Company to accept returns or to provide product warranty services with respect to customers of the Business, regardless of when the products or services associated with the Business were purchased;

(vi) all current trade accounts payable, current accrued expenses and other current liabilities, in each case existing as of the Closing, in each case to the extent related to the Business arising in the ordinary course of business consistent with past practice and calculated in accordance with GAAP and included on the Closing Statement (as defined below) (the “Accounts Payable”);

(vii) all agency subscriber liability, whether or not reflected on the Balance Sheet; and

(viii) all purchase orders exclusively related to the Business issued in the ordinary course of business to vendors which have not yet been invoiced by the vendors.

Notwithstanding anything set forth above, the Assumed Liabilities shall not include any Excluded Liabilities.

Buyer shall indemnify the Company with respect to the Assumed Liabilities in accordance with Article X. The Company shall retain (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms, and indemnify Buyer with respect thereto in accordance with Article X hereof), all other liabilities not specifically identified above and/or on Schedule 2.1(c).

(d) Excluded Liabilities. Except as set forth in Schedule 2.1(c) or any other express provision of this Agreement, Buyer shall not assume or otherwise become obligated to pay when due, perform or discharge any debts, claims, liabilities, obligations, damages or expenses of the Company or its affiliates (whether known or unknown, contingent or absolute, or arising before, on or after the Closing Date), including, without limitation, any (i) liability for Taxes relating to operation of the Business through Closing Date (other than Transfer Taxes and any Taxes that are otherwise expressly attributed to or assumed by Buyer pursuant to this Agreement); (ii) obligations under Contracts of the Company or its affiliates not constituting Assumed Contracts; (iii) payment of any amounts pursuant to retention, stay bonus or similar agreements entered into prior to the Closing by the Company or its affiliates; (iv) obligations of the Company or its affiliates incurred in connection with the Company’s operation of business activities other than the Business; (v) obligations related to intellectual property infringement claims arising from the ownership of any of the Purchased Assets or Licensed Assets or the operation of the Business prior to the Closing Date; (vi) obligations with respect to being a member or part of the Company’s control group or affiliated group, or by virtue of being owned or controlled by the Company or its affiliates, under ERISA, or with respect to discrimination, wrongful termination or other employee claims the underlying facts of which relate to the pre-Closing period; (vii) obligations with respect to formerly leased or owned real properties; (viii) obligations with respect to offsite disposal of hazardous substances; (ix) any liability or obligation of the Company or its affiliates arising out of or relating to the execution and delivery of this Agreement, including any claim for payment of fees and/or expenses of a broker, finder or investment banker in connection with the origination, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Company or its affiliates; (x) any liabilities or obligations of the Company or its affiliates for indebtedness other than Assumed Liabilities; (xi) any liability or obligation relating to any Excluded Asset; (xii) any accrued expenses (to the extent not included in the definition of Accounts Payable); (xiii) any severance not reflected in the Net Working Capital on Closing Statement (for the avoidance of doubt, not affecting Buyer’s obligations with respect to Closing Severance Obligations under this Agreement); (xiv) any obligation or liability to any employees other than the Retained Employees and any obligation or liability under any Company Benefit Plan; (xv) obligations with respect to any Actions (as defined below) pending or threatened prior to the Closing Date or arising from the operation of the Business prior to the Closing Date; (xvi) any intercompany liabilities to Parent, the Company or any of their affiliates; (xvii) any obligation or liability whatsoever other than the Assumed Liabilities; and (xviii) those items set forth on Schedule 2.1(d) (collectively, the “Excluded Liabilities”).

2.2 The Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, on the Closing Date.

2.3 Purchase Price and Payment Terms.

(a) At the Closing, Buyer shall (i) purchase from the Company the Purchased Assets and the rights to the Licensed Assets, (ii) assume the Assumed Liabilities, (iii) pay to Company an aggregate purchase price for the Purchased Assets and the rights granted to the Licensed Assets of one dollar ($1) (the “Cash Purchase Price”) and (iv) deliver the Promissory Note against payment to Buyer of the Closing Loan.

(b) Post-Closing Adjustments.

(i) Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Company a statement setting forth Buyer’s calculation of the Net Working Capital as of the Closing Date, which statement shall include all known adjustments required in a year-end closing of the books and shall be prepared in accordance with GAAP, subject to GAAP Exceptions, and a manner consistent with prior month-end unaudited combined balance sheets (to the extent consistent with GAAP, subject to GAAP Exceptions) (the “Closing Statement”). The Company shall cooperate as reasonably requested in connection with the preparation of the Closing Statement.

(ii) The Company shall have thirty (30) days following the date of delivery by Buyer to the Company of the Closing Statement (such 30-day period, the “Review Period”) to provide Buyer with a written certificate confirming that the Net Working Capital is correct as set forth on the Closing Statement (the “Confirmation Certificate”) or notifying Buyer in writing of any good faith reasonable objections to the calculation of the Net Working Capital as set forth on the Closing Statement (a “Dispute Notice”), setting forth a reasonably specific and detailed description of such objections. During the Review Period, the Company shall be permitted to review Buyer’s working papers related to the preparation of the Closing Statement and determination of the Net Working Capital. If a Confirmation Certificate is delivered by the Company pursuant to this Section 2.3(c)(ii), then the Net Working Capital calculated by Buyer in connection with the preparation of the Closing Statement shall be deemed to be final and binding on the parties to this Agreement.

(iii) If, within the Review Period, the Company shall object to the Closing Statement or Buyer’s calculation of the Net Working Capital as reflected in the Dispute Notice, a representative of Buyer, on the one hand, and the Company, on the other, shall attempt in good faith to resolve any such objections within ten (10) business days following the receipt by Buyer of the Dispute Notice.

(iv) If the Company and Buyer shall be unable to resolve any such dispute within the ten (10) business day period, the Company and Buyer (either together or separately) shall be entitled to submit the dispute to a mutually agreed upon independent accounting firm (the “Independent Accountant”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Independent Accountant shall make a final determination of the Net Working Capital to the extent such amount is in dispute, in accordance with the guidelines and procedures set forth in this Agreement. Each of the Company, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective officers, directors, employees, and representatives to, provide full cooperation to the Independent Accountant. The Independent Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) limit its review to such items and calculations as were addressed in the Dispute Notice that have not been resolved by the parties and any factual or mathematical errors contained in the information provided to or by Buyer and (iii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In resolving any matters in dispute, the Independent Accountant may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Company, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Company, on the other hand. The Independent Accountant’s determination will be based solely on presentations by Buyer and the Company which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the determination of the Net Working Capital shall become final and binding on the parties on the date the Independent Accountant delivers its final resolution in writing to the parties. The fees and expenses of the Independent Accountant shall be paid by the party determined by the Independent Accountant to be the non-prevailing party in connection with the dispute; provided, however, that if the Independent Accountant shall determine in its reasonable discretion that neither party shall be the non-prevailing party, then such fees and expenses shall be borne in equal proportions by the Company and Buyer.

(v) If the Company does not deliver a Dispute Notice within the Review Period, the Closing Statement (together with Buyer’s calculation of the Net Working Capital set forth on the Closing Statement) shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Company delivers a Dispute Notice in accordance with the provisions above and the Company and Buyer are able to resolve such dispute by mutual agreement, the Closing Statement, together with the calculation of the Net Working Capital, to the extent modified by the mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Company delivers a Dispute Notice in accordance with the provisions set forth above and the Company and Buyer are unable to resolve such dispute by mutual agreement, the determination of the Independent Accountant shall be final and binding on the parties, and the Closing Statement, together with the calculation of the Net Working Capital, to the extent modified by the Independent Accountant, shall be deemed to have been accepted by all of the parties to this Agreement.

(vi) In the event of a Net Working Capital Decrease, the Company shall deliver to Buyer such amount by wire transfer of immediately available funds to such accounts as Buyer specifies in written instructions to the Company within thirty (30) days following the final determination of such amount pursuant to this Section 2.3(c). Notwithstanding the above, such amount shall be paid within 180 days after the Closing Date.

(vii) In the event of a Net Working Capital Increase, Buyer shall deliver to the Company such amount by wire transfer of immediately available funds to such accounts as the Company specifies in written instructions to Buyer within thirty (30) days following the final determination of such amount pursuant to this Section 2.3(c). Notwithstanding the above, such amount shall be paid within 180 days after the Closing Date.

2.4 Further Assurances. If, at any time before or after the Closing, any of the parties hereto reasonably believes or is advised by their attorneys that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Acquisition or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company and Buyer, their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Acquisition and to carry out the purposes and intent of this Agreement.

2.5 Procedures for Assets and Contracts Not Transferable. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to the Buyer of any Purchased Asset is prohibited by Applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (collectively, the “Consents”) or would constitute a breach or would in any way adversely affect the rights of the Buyer to any Purchased Asset, each of the Company and Buyer shall use its, and shall cause its Subsidiaries and affiliates to use their respective, commercially reasonable efforts to obtain such Consents prior to the Closing and if any such Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute an agreement to sell, convey, transfer, assign or deliver (or a sale, conveyance, transfer, assignment or delivery of) such Purchased Asset if any of the foregoing would constitute a breach of Applicable Law or the rights of any third party; provided, however, that, subject to the satisfaction or waiver of the conditions set forth in this Agreement, the Closing shall occur notwithstanding the foregoing on the terms set forth herein; provided further, however, that the Company shall not be relieved of its obligation to sell, convey, transfer, assign and deliver, and the Buyer of its obligation to purchase, such Purchased Assets. Following the Closing, the parties shall use their commercially reasonable efforts and shall cooperate with each other to obtain promptly such Consents. If such Consent is obtained, the Company shall, and shall cause its Subsidiaries and Affiliates to, promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Asset to Buyer. In the interim, with respect to any Assumed Contracts that have not been transferred due to lack of third party consent, the Company shall enforce the rights thereunder (and shall make extensions or modifications thereto) at Buyer’s direction and expense, and shall either direct that payments thereunder be made directly to Buyer or else shall promptly, and no later than five (5) business days after the Company’s receipt, remit to Buyer payments made to the Company thereunder, and Buyer shall perform the obligations thereunder, with such assistance from the Company as may be reasonably necessary. The Company and the Buyer shall cooperate in like manner with respect to any Contract relating to the Business which was not assigned to Buyer because of a shared use by the Company or its affiliates, except for the Contracts that are addressed in the Transition Services Agreement (as defined below), until such time as the Company and Buyer may each put in place their own separate contractual arrangements. The provisions of this Section 2.5 shall not in any way limit the Buyer’s rights under this Agreement in the event that the conditions to Closing are not satisfied.

2.6 Payments Post-Closing. If, following the Closing Date, the Company or any of its affiliates receives any payment or other proceeds (including the benefit of a mistaken payment) (i) relating to any Purchased Assets, or (ii) relating to the conduct or operation of the Business after the Closing Date, the Company shall, and shall cause its affiliates to, promptly remit to the Buyer the amount of any such payments to the extent relating to the Purchased Assets or exclusively from the conduct or operation of the Business.

2.7 Trademark License. Effective as of the Closing, Parent and/or its appropriate Subsidiaries will grant to Buyer a trademark license and other related rights set forth in the Trademark License Agreement in substantially the form attached hereto as Exhibit B (the “Trademark License Agreement”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Disclosure Schedule, the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct on and as of the Agreement Date (except to the extent expressly made as of an earlier date, in which case such statements are true and correct as of such date):

3.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and corporate authority to own, operate and lease its properties and to carry on the Business. With respect to the Business, the Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, and where failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on the Company.

3.2 Subsidiaries. Each Subsidiary of the Company is identified on Section 3.2 of the Disclosure Schedule, together with a listing of the jurisdiction in which each such Subsidiary is organized. Each such Subsidiary is an entity duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. With respect to the Business, each such Subsidiary has all requisite corporate power and corporate authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary and where failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements, have been duly and validly approved and authorized by the Company and constitutes, or when executed and delivered will constitute, the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation of the Acquisition by the Company does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority other than the consents and/or notices set forth on Section 3.3(b) of the Disclosure Schedule (the “Company Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Acquisition.

(c) Assuming receipt of or compliance with the Company Specified Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Acquisition and the other transactions contemplated hereby do not and will not, (x) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (y) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to the Company or any of its Subsidiaries or any of the Purchased Assets, or (z) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon the Company or any of its Subsidiaries or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets of the Company or any of its Subsidiaries.

3.4 Litigation. There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Authority against the Company which seeks to or is reasonably likely to have the effect of preventing the Company from consummating the Acquisition, or (b) action, suit, arbitration or hearing, whether civil, criminal or administrative (“Action”) (i) pending or threatened against the Company, (ii) pending or threatened against Parent and relating to the Business or (iii) which would be reasonably likely to impair the Company’s ability to consummate the Acquisition.

3.5 Taxes.

(a) The Purchased Assets are not subject to any liens for Taxes, except liens for Taxes not yet due, and Buyer will not become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Purchased Assets with respect to, (i) any Taxes attributable to the ownership or use of the Purchased Assets with respect to periods prior to and including the Closing Date or (ii) any other Taxes attributable to the actions or activities of the Company on or prior to the Closing Date, in each case other than Transfer Taxes as provided in Section 11.2.

(b) (i) All Tax Returns required to be filed in connection with the Business have been timely filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than the Company or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise; and (iv) as of the Agreement Date, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of any of the Purchased Assets, and neither the Company nor any of its Subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes nor are there any currently effective waivers of any statutes of limitations of Taxes in respect of any of the Purchased Assets.

3.6 Financial Statements. The audited combined balance sheet of the Business as of December 31, 2007 and 2006, and the related audited combined statements of operations, Parent’s net investment and cash flows of the Business for each of the three (3) years in the period ended December 31, 2007, together with all related notes and schedules thereto, accompanied by the report thereon of the Business’ independent auditors (collectively, the “Financial Statements”) and Balance Sheet and the related unaudited combined statement of operations of the Business for the period January 1, 2008 through the date of the Balance Sheet (collectively, the “Interim Financial Statements”) are attached as Section 3.6 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The Interim Financial Statements have been prepared in a manner consistent with prior month-end unaudited combined balance sheets and statements of operations, which is in accordance with GAAP, subject to GAAP Exceptions. The Financial Statements and the Interim Financial Statements fairly present in all material respects the financial position of the Business, as at the respective dates thereof, and the results of the operations of the Business for the respective periods then ended.

3.7 Absence of Liabilities. Except (a) as reflected or reserved against in the Balance Sheet, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date and (d) for liabilities and obligations which have been discharged or paid in full, there are no material liabilities or obligations of any nature relating to the Business or the Purchased Assets, whether or not accrued, contingent or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP, subject to GAAP Exceptions.

3.8 Absence of Certain Changes or Events. From the Balance Sheet Date through the Agreement Date, except as otherwise expressly contemplated or required by this Agreement, (a) the Business has been conducted, in all material respects, in the ordinary course of business and (b) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the Agreement Date, would require the consent of Buyer under Section 5.2 of this Agreement. Since the Balance Sheet Date, there has not been any event or effect that has had a Material Adverse Effect on the Company.

3.9 Contracts.

(a) Section 3.9(a) of the Disclosure Schedule sets forth a list of the Material Assumed Contracts as of the Agreement Date.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract relating to the Business:

(i) which is an Assumed Contract which provides for any payment by or to the Company or any of its Subsidiaries in excess of $100,000 in fiscal year 2008 or future years;

(ii) which, following the Closing, will limit (or purport to limit) in any way the ability of Buyer to compete or engage in any line of business, in any geographic area or with any Person, or which, following the Closing, will require referrals by Buyer of any business or require Buyer to make available investment opportunities to any Person on a priority, equal or exclusive basis;

(iii) pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person that relates to the Business, except in the ordinary course of business;

(iv) relating to, or evidencing, indebtedness for borrowed money or any guarantee of indebtedness for borrowed money with respect to the Business, other than Excluded Liabilities;

(v) relating to the acquisition or disposition of any business primarily related to the Business or the Purchased Assets (whether by merger, sale of stock, sale of assets or otherwise) which involves an asset value or purchase price in excess of $100,000, other than Contracts relating to transactions publicly announced prior to the date this Agreement;

(vi) relating to any employee or customer benefits or liabilities which will be materially increased, or relating to the vesting of any employee or customer benefits which will be accelerated, by the occurrence of the transactions contemplated by this Agreement, or pursuant to which the value of any of the employee or customer benefits will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(vii) with any upstream affiliate of the Company or any of its Subsidiaries exclusively related to the Business.

The Company has previously made available to the Buyer complete and accurate copies of each Material Assumed Contract and each other Contract described in this Section 3.9.

(c) Except as set forth in Section 3.9(c) of the Disclosure Schedule, no Material Assumed Contract requires any third party consent to its assignment in accordance with the terms of this Agreement.

(d)(i) The Company is not in breach of or default under the terms of any Material Assumed Contract; (ii) to the knowledge of the Company, no other party to any Material Assumed Contract is in breach of or default under the terms of any Material Assumed Contract; (iii) each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and except for the Bankruptcy and Equity Exception, is in full force and effect.

3.10 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein.

(b) Section 3.10(b) of the Disclosure Schedule contains, to the extent included in the Purchased Assets and the Licensed Assets, an accurate (i) description of all material patents, registered trademarks, registered trade names, registered Internet domain names and registered copyrights and all applications and registration statements therefor, (any such registered intellectual property rights being referred to herein as “Registered Company Proprietary Rights”) including the jurisdictions in which each such Registered Company Proprietary Right has been issued or registered or in which any application for such issuance or registration has been filed and the applicable registration or application numbers and dates, used solely in the operation of the Business, and (ii) list of all material licenses and other material Contracts with third parties related to third party Intellectual Property used solely in the operation of the Business, other than commercially available off-the-shelf software licenses or non-exclusive customer Contracts entered into in the ordinary course of the Business.

(c) Either the Company or a Subsidiary of the Company owns, or is licensed pursuant to valid and effective Assumed Contracts or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to the operation of and used exclusively in the Business (collectively, the “Company IP”). There are no pending or, to the knowledge of the Company, threatened claims by any Person alleging that the operation of the Business by the Company or any of its Subsidiaries infringes the Intellectual Property of such Person and to the knowledge of the Company, the operation of the Business does not infringe any Intellectual Property of any Person.

(d) Except as would not have a Material Adverse Effect on the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Material Assumed Contract relating to Company IP.

(e) The Company and its Subsidiaries take commercially reasonable steps to protect and preserve its rights in any material Company IP (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of products related to the Business or Company IP). To the knowledge of the Company, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or has any ownership in any Company IP (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the Business as needed by such consultants or contractors).

(f) Neither the Company nor any of its Subsidiaries has licensed any of the Company IP owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contracts limiting its ability to exploit fully any of such Company IP, including software, except for any such Contracts where such Company IP is licensed on a non-exclusive basis in the ordinary course of business.

3.11 Purchased Assets. The Purchased Assets together with the Licensed Assets constitute all of the assets related to, belonging to, used in or held for use in the Business. The Company and its Subsidiaries have good and valid title to, or in the case of any leased Purchased Assets have a valid leasehold interest in, all of the Purchased Assets and Licensed Assets, and at the Closing will transfer and deliver to Buyer good and valid title in, to and under the Purchased Assets, free and clear of all Encumbrances except the “Buyer Field of Use Restrictions” (as described in Schedule 2.1(b)) contained in the license granted in Section 2.1(b). Except for the Purchased Assets, Licensed Assets or as set forth on Section 3.11 of the Disclosure Schedule, there are no assets which either are reflected in the Balance Sheet or are otherwise used primarily in the operation of the Business.

3.12 Customers. Section 3.12 of the Disclosure Schedule lists the names of the ten (10) most significant customers (by revenue) of the Business for the twelve-month period ended December 31, 2007 (the “Significant Customers”). Neither the Company nor any of its Subsidiaries has received any written notice and neither has reason to believe that any Significant Customer has ceased, or will cease, to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services.

3.13 Suppliers. Section 3.13 of the Disclosure Schedule lists the ten (10) most significant suppliers of raw materials, supplies, merchandise, services and other goods for the Business for the twelve-month period ended December 31, 2007 (the “Significant Suppliers”) and the amount for which each such Significant Supplier invoiced the Company or its Subsidiaries during such period. Neither the Company nor any of its Subsidiaries has received any notice and neither has reason to believe that any Significant Supplier will not sell raw materials, supplies, merchandise, services and other goods to the Business at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.

3.14 Compliance With Applicable Laws and Other Regulations. The Company is not in violation of or in default in any material respect under any Applicable Law by which the Company or its Subsidiaries or of the Purchased Assets or the Business are bound or affected.

3.15 Permits. Except as, individually or in the aggregate, has not and would not reasonably be expected to interfere in any material respect with the conduct of the Business:

(g) the Company and its Subsidiaries own or possess all material licenses and permits (the “Permits”), and has made all filings, applications and registrations with all Governmental Authorities, and all such Permits are in full force and effect;

(h) no loss of any such material Permits is pending in any proceeding or, to the knowledge of the Company, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or Applicable Law and all such material Permits may be transferred to Buyer;

(i) the Business has been operated in material compliance with all terms and conditions of the Permits, and neither the Company nor any of its Subsidiaries has received any written notice of any pending proceeding alleging facts which, if true, would constitute a failure to comply with this Section 3.15(c); and

(j) there are no (A) unresolved violations or exceptions noted by any Governmental Authority in any report, comment letter or other written statement relating to or based on any examinations related to the Business or the Purchased Assets, or (B) written agreements, memoranda of understanding or commitment letters or similar undertakings to any Governmental Authority related to the Business or the Purchased Assets, to which the Company or its subsidiaries is a party, or orders from, or any resolution adopted at the request of, any Governmental Authority related to the Business or the Purchased Assets.

3.16 Real Property. The Company has heretofore made available to Buyer true and complete copies of all material deeds of trust, leases, subleases or licenses relating to all material real property owned, leased, subleased or licensed by the Company or any of its affiliates at which any ongoing material of the Business is conducted or which any Employees (as defined below) are located (the “Business Properties”). Except as would not have a Material Adverse Effect on the Company, the Company or an affiliate of the Company owns and has valid title to all of its owned real Business Properties and has valid leasehold interests in all of its leased Business Properties, free and clear of all Encumbrances (except for Permitted Encumbrances and all other title exceptions, changes, defects, easements, restrictions, Encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable Business Property for the purposes for which such Business Property is currently being used by the Company or a Subsidiary of the Company as related to the Business as of the Agreement Date).

3.17 Employees; Labor Matters.

(k) Section 3.17(a) of the Disclosure Schedule contains a true and complete list, as of September 26, 2008, of all employees employed in the Business (the “Employees”), including, to the extent applicable, each Employee’s (i) name, (ii) title, wage, salary and target bonus, (iii) principal location of employment, and (iv) date of hire by the Company or credited years of service. Section

3.17(a) of the Disclosure Schedule also contains a true and complete list of all Employees who are as of such date on a short- or long-term disability leave or other leave of absence (but not including vacation), with a corresponding denotation of such employees.

(l) Section 3.17(b) of the Disclosure Schedule contains a true and complete list, as of September 26, 2008, of all consultants and other independent contractors who are providing material services to the Business (the “Independent Contractors”), including (i) each Independent Contractor’s name, (ii) the type of services being provided by each Independent Contractor, (iii) the principal location where services are provided by each Independent Contractor and (iv) date when each Independent Contractor was retained by the Company. Copies of all Contracts relating to Independent Contractors used in the Business have been provided to Buyer.

(m) Section 3.17(c) of the Disclosure Schedule lists all material employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health benefit plans, insurance arrangements covering Employees, Independent Contractors and directors, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former Employees, Independent Contractors or directors of the Company or its Subsidiaries in connection with the Business (the “Company Benefit Plans”); provided, that Company Benefit Plans shall not include any Company Foreign Plans. For purposes of this Agreement, the “Company Foreign Plans” shall refer to each plan, program or Contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or Contract.

(n) (i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization applicable to any Employees; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any Employees; and (iii) to the knowledge of the Company, there is no union organizing effort involving any Employees pending or threatened against the Company or any of its Subsidiaries. It is agreed and understood that no representation or warranty of the Company is made in respect of labor matters in any Section of this Agreement other than this Section 3.17.

3.18 Environmental Matters.

(a) With respect to the Business, the Company is in compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof.

(b) The Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that with respect to the Business, neither the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of

Environmental Concern (as defined below) at, on or beneath any Business Properties or at, on or beneath any land adjacent thereto, and, to the knowledge of the Company, there are no conditions existing at such Business Properties that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Company has no knowledge of any condition at any of the Business Properties leased by the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company under any Environmental Law (as defined below).

(c) As used in this Agreement, “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; “Environmental Law” shall mean any Applicable Law existing and in effect on the Agreement Date relating to pollution or protection of the environment, including any statute or regulation pertaining to the (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels, and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels and containers and other closed receptacles; and “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.

3.19 No Additional Representations. Neither the Company or any Person on behalf of the Company makes any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, in each case except as expressly set forth in this Article III (as modified by the Disclosure Schedule).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that the statements contained in this Article IV are true and correct on and as of the Agreement Date and shall be true and correct at all times until the Closing Date:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Buyer’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Buyer Ancillary Agreements.

4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Buyer has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. The execution, delivery and performance by Buyer of this Agreement has been duly and validly approved and authorized by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the Acquisition by Buyer does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Material Adverse Effect on Buyer or (B) prevent or materially delay the consummation of the Acquisition.

(c) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Buyer or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Buyer, other than, in connection with any borrowing by Buyer, and in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not have a Material Adverse Effect on Buyer.

4.3 Funding. Buyer will at the time any adjustments pursuant to a Net Working Capital Increase are due have adequate funds to fund any such adjustments.

4.4 Territory of the Business. Buyer acknowledges that the Company and its Subsidiaries currently conducts the Business only in the United States and no other territories.

ARTICLE V

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Buyer as follows:

5.1 Access to Information. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall allow Buyer and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to Taxes, commitments, Contracts, leases, licenses, and personal property and financial condition of the Company and its Subsidiaries solely to the extent that such information relates to the Business. All such access shall be subject to the terms of the Confidentiality Letter Agreement dated as of August 29, 2008 between Buyer and Parent (the “Confidentiality Agreement”).

5.2 Maintenance of the Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall (except to the extent that Buyer shall otherwise consent in writing) operate the Business in a manner consistent with its present practice, shall pay its debts and Taxes when due and payable (subject to good faith disputes over such debts or Taxes), shall pay or perform other obligations when due and, to the extent consistent with such Business, use reasonable efforts consistent with its present practices and policies to preserve intact the Business. Except as expressly contemplated by this Agreement or in connection with the transfer of assets and liabilities among the Company, Parent and its Subsidiaries done in order to facilitate transfer of the Business to Buyer as contemplated by this Agreement, the Company shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

(a) sell, lease, license or otherwise dispose of any of the Purchased Assets, except (i) in the ordinary course of business, or (ii) among the Company and its Subsidiaries;

(b) modify, change or otherwise alter in any material respect the nature of the Business;

(c) amend or terminate any Assumed Contract, other than the expiration of an Assumed Contract in accordance with its terms as of the date hereof, except in the ordinary course of business;

(d) enter into any Contract that would commit Buyer to future obligations in excess of $500,000 per annum;

(e) enter into any Contract that could, after the Closing, limit or restrict Buyer from engaging or competing in any line of business or in any geographic area, or require Buyer to make available any investment opportunities to any Person on a priority, equal or exclusive basis;

(f) in connection with the Business or the Purchased Assets, incur any indebtedness or borrowed liabilities for borrowed money or guarantee any such any such obligation or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, in excess of $100,000, or other similar arrangements which in each case would constitute an Assumed Liability, except for purchase orders incurred in the ordinary course of business;

(g) (i) enter into any collective bargaining agreement affecting the Employees, or (ii) except in the ordinary course of business, establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any Employees;

(h) incur, create, assume or suffer to exist any Encumbrance on any Purchased Assets unless such Encumbrance is released upon or prior to the Closing;

(i) waive, release or relinquish any material claims or rights held by the Company or its Subsidiaries relating to the Business or the Purchased Assets;

(j) incur or commit to incur any capital expenditures with respect to the Business in excess of $250,000 in the aggregate or in excess of $100,000 as to any individual matter, other than Excluded Liabilities;

(k) make or change any material Tax or accounting election, change any annual accounting period, or adopt or change any accounting method with respect to the Business;

(l) hire any new Employees (except to replace departing Employees) with an annual base salary in excess of $125,000 or increase the compensation of any Employee (as of the Agreement Date); and

(m) take, or agree in writing or otherwise to take, any of the actions described in sub-sections (a) through (l) above.

All communications from the Company to Buyer requesting waivers with respect to the provisions of this Section 5.2 shall be directed to Buyer at the address set forth at Section 12.9 of this Agreement. All such requests for waivers shall be promptly considered in good faith by Buyer whose consent with respect thereto shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VI

BUYER COVENANTS

Buyer covenants and agrees with the Company as follows:

6.1 Employee Matters.

(a) On the twentieth business day preceding the scheduled Closing Date, the Company shall provide to Buyer a revised version of Section 3.17(a) of the Disclosure Schedule, updated to reflect all changes in such section that have occurred prior to such day. No later than the fourteenth business day preceding the scheduled Closing Date but effective as of the Closing Date and contingent on the Closing, Buyer shall offer employment to all of the Employees listed on the revised Section 3.17(a) of the Disclosure Schedule. The Company shall use its commercially reasonable efforts to (i) provide Buyer with access to such Employees and (ii) assist Buyer in extending offers of employment to such Employees. Buyer shall offer such employment on an “at-will” basis and at a wage and salary level (excluding performance-based or incentive compensation, bonuses and equity-based compensation, as applicable) that is the same as that provided to the applicable Employee on the day preceding the Closing Date, and Buyer and the Company shall reasonably cooperate with one another on the content of the offer letters and other employee communications. Each such offer that is made to an Employee who is actively employed in the Business on the day immediately preceding the Closing Date shall be an offer to commence employment on the Closing Date, effective and contingent upon the Closing. Each such offer that is made to an Employee who is not actively at work with the Company or any of its Subsidiaries due to a short-term disability leave or other short-term leave of absence (but not including vacation), will be deemed to be an offer of employment with Buyer effective as of the date such Employee is willing and able to return to active work status (the “Start Date”). Buyer shall not be required to extend an offer of employment to any Employee who is on long-term disability leave or other long-term leave of absence. The Company shall promptly notify Buyer if any Employees employed by the Company or any of its Subsidiaries either (i) commences a short- or long-term disability leave or other leave of absence (but not including vacation) during the period of time commencing with the Agreement Date and ending on the Closing Date, or (ii) returns to active employment from any such leave from the Agreement Date to the Closing Date. Each Employee to whom an offer of employment is made pursuant to this Section 6.1(a) and who accepts such offer and commences such employment with Buyer as of the Closing Date or Start Date, as applicable, shall be referred to as a “Retained Employee” and collectively as the “Retained Employees.” Buyer shall have no obligations to any Employee who does not accept the offer and become a Retained Employee, the obligations for such Employees shall be the sole responsibility of the Company.

(b) From and after the Closing Date, or if later, the Start Date, as applicable, Buyer shall recognize the prior service with the Company or its Subsidiaries of each Retained Employee in connection with all employee benefits plans, programs or policies of Buyer in which any Retained Employees are eligible to participate following the Closing Date for purposes of eligibility, vesting and levels of vacation and severance benefits (but not for purposes of benefit accruals under any defined benefit pension plan, whether or not qualified under the Code, or any similar plan, or to the extent that such recognition would result in duplication of benefits). From and after the Closing Date or, if later, the Start Date of the Retained Employees, as applicable, and to the extent permitted by Applicable Law and/or applicable insurance providers, Buyer will cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company and any of its Subsidiaries), under any group health plans of Buyer in which Retained Employees are otherwise to become eligible to participate in after the Closing Date, to be waived with respect to Retained Employees and their eligible dependents. Buyer shall give each Retained Employee credit for any deductibles and annual out-of-pocket limits for medical expenses paid during the applicable plan year in which the Closing occurs under any welfare plans maintained or contributed to by the Company or any of its Subsidiaries prior to the Closing in satisfying any deductibles and annual out-of-pocket limits for medical expenses for the same plan year under any welfare plans maintained or contributed to by Buyer which Retained Employees participate during such year.

(c) Following the Closing and at all times until May 3, 2009, Buyer shall provide, or shall cause to be provided, to each Retained Employee compensation and benefits (excluding equity) that are no less favorable, in the aggregate, than the compensation and benefits provided to such Retained Employees immediately before the Closing. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall provide Retained Employees whose employment terminates (i) following the Closing with benefits in accordance with such Retained Employee’s employment agreement with Buyer or (ii) following the Closing and prior to May 3, 2009 with severance benefits in accordance with Schedule 6.1(c). Notwithstanding any term in this Section 6.1(c) to the contrary, nothing in this Section 6.1(c) shall be deemed to restrict the ability to hire or terminate the employment of any current or former employees following the Closing.

6.2 Nonsolicitation. For a period of one (1) year from and after the Closing Date, Buyer and Parent shall not, and shall cause their affiliates not to, without the prior written consent of the other party, directly or indirectly, solicit to hire (or cause to leave the employ of the other party or its affiliates) any employee of the other party or its affiliates unless such Person ceased to be an employee of the other party or its affiliates due to an involuntary termination of such Person, or, in the case of such Person’s voluntary termination of employment, at least nine (9) months has elapsed since such Person’s voluntary termination.

6.3 Noncompetition. For a period of four (4) years from and after the Closing Date, Parent and the Company shall not, and shall cause their Subsidiaries and affiliates not to, without the prior written consent of Buyer, directly or indirectly, control, manage, conduct or own (except for ownership of less than one percent (1%) of any publicly traded company) any business which publishes a printed magazine, the content of which includes TV listings, TV-related news, feature stories, TV celebrity photos, or reviews and recommendations of TV programs; provided, however, (a) that the prohibition on feature stories shall not prohibit Parent or its affiliates in any manner from running stories of any type announcing, advertising or promoting their own products or businesses, and (b) no acquiror or successor of Parent will be bound by this Section 6.3 with respect to its businesses existing prior to such transaction. By way of illustration and not limitation, provisions of this Section 6.3 shall not prohibit Parent or its affiliates in any manner from distributing publications at trade shows or distributing advertising inserts with magazines or newspapers of general circulation that include TV listings.

6.4 Bulk Sales Laws. Buyer hereby waives compliance by the Company with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Business and the Purchased Assets to Buyer.

ARTICLE VII

OTHER COVENANTS

Buyer covenants and agrees with the Company and the Company covenants and agrees with Buyer as follows:

7.1 Notification of Certain Matters. Each party shall promptly advise the other party hereto in writing of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Acquisition or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would be material to such party; (b) any Actions, suits, claims, investigations or proceedings commenced or, to the party’s knowledge, threatened against, relating to or involving or otherwise affecting the party or any of its Subsidiaries which relates to the Acquisition or the other transactions contemplated hereby; (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Acquisition set forth in Article VIII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement.

7.2 Public Announcement. Except as required by Applicable Law, neither Buyer (on the one hand) or the Company (on the other hand), nor any director, officer, employee or affiliate of any such party, shall make any public announcement, whether written or oral, concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided, that Parent shall issue a press release announcing the execution of this Agreement.

7.3 Confidentiality. Each party acknowledges that Buyer and Parent have previously executed the Confidentiality Agreement, which agreement shall continue in full force and effect in accordance with its terms.

7.4 Satisfaction of Conditions Precedent. Each party shall use its reasonable best efforts (which shall exclude any cash payments to third parties) to (a) satisfy or cause to be satisfied all the conditions precedent to be satisfied by such party as set forth in Article VIII, (b) cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, (c) obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.

7.5 Antitrust Matters. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial Action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraining of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) Buyer and the Company shall provide information required by law or governmental regulation and shall comply as promptly as practicable with any “second request” for information pursuant to the Antitrust Laws; (ii) Buyer and the Company shall use their commercially reasonably efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under Antitrust Laws.

ARTICLE VIII

CONDITIONS TO CLOSING OF THE PURCHASE

8.1 Conditions to the Parties’ Obligation to Effect the Acquisition. The respective obligations of the parties to this Agreement to effect the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby or materially limiting or restricting the conduct or operation of the Business by Buyer after the Closing shall have been issued, nor shall any proceeding brought by a domestic or foreign administrative agency or commission or other domestic or foreign Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the transactions contemplated by this Agreement illegal.

(b) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority, including those contemplated by any applicable Antitrust Laws, shall have been filed, occurred or been obtained.

8.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer.

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article III, taken as a whole, shall be true and correct at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Business and the Purchased Assets, taken as a whole; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with the agreements and obligations necessary to be performed or complied with by the Company under this Agreement prior to the Closing Date, except where the failure to perform or comply would not have a Material Adverse Effect on the Business and the Purchased Assets, taken as a whole; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Transition Services Agreement. The Company shall have delivered to Buyer a Transition Services Agreement, in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by an executive officer of the Company.

(d) Bill of Sale. The Company shall have executed and delivered to Buyer a Bill of Sale and Assumption Agreement, substantially in the form hereto as Exhibit D (the “Bill of Sale”).

(e) Patent and Trademark Assignments. The Company shall have executed and delivered customary patent, trademark or other similar assignments in favor of Buyer for Registered Company Proprietary Rights included as Purchased Assets hereunder, in a form reasonably acceptable to Buyer.

(f) Trademark License Agreement. Parent and/or its appropriate Subsidiaries shall have executed and delivered to Buyer the Trademark License Agreement.

(g) Data License Agreement. Parent and/or its appropriate Subsidiaries shall have executed and delivered to Buyer a Data License Agreement, in the form attached hereto as Exhibit E (the “Data License Agreement”), duly executed by an executive officer of the Company.

(h) Closing Loan. The Company shall have, or shall have caused its appropriate affiliate to have, delivered the sum of nine million five hundred thousand dollars ($9,500,000) (the “Closing Loan”) less the aggregate amount of any Severance Obligations incurred by the Company related to the termination of any Employee of the Business prior to the Closing Date in cash by wire transfer to Buyer against delivery by Buyer of the Promissory Note.

(i) FIRPTA Certificate. Any transferor of a “United States real property interest” (as defined in Section 897(c) of the Code) shall have delivered to Buyer a certificate signed by such transferor to the effect that such transferor is not a “foreign person” as defined in Section 1445 of the Code.

(j) Release of Security Interests. The Company shall have caused to be released the Purchased Assets from any security interest securing the guarantees by the Company and the Company’s Subsidiaries of their obligations under the Credit Agreement, and shall have provided Buyer with satisfactory evidence thereof.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Acquisition and the other transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV, taken as a whole, shall be true and correct at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Buyer; and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed or complied with the agreements and obligations necessary to be performed or complied with by Buyer under this Agreement prior to the Closing Date, except where the failure to perform or comply would not have a Material Adverse Effect on Buyer; and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.

(c) Transition Services Agreement. Buyer shall have delivered to the Company the Transition Services Agreement duly executed by an executive officer of Buyer.

(d) Bill of Sale. Buyer shall have executed and delivered to the Company the Bill of Sale.

(e) Promissory Note. Buyer shall have delivered to the Company the Promissory Note duly executed by an executive officer of Buyer against payment to Buyer of the Closing Loan.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and the Company.

9.2 Unilateral Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) Either of Buyer or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition.

(b) Either of Buyer or the Company, by giving written notice to the other party, may terminate this Agreement if the Acquisition and the other transactions contemplated by this Agreement shall not have been consummated by midnight Pacific Time on December 29, 2008 (the “End Date”); provided, however, that if by the End Date the conditions set forth in Section 8.1(b) shall not have been satisfied but all other conditions shall be satisfied (other than conditions, which conditions remain capable of being satisfied, set forth in Section 8.2 and Section 8.3), the End Date may be extended by either Buyer or the Company, in its discretion, by three (3) months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended); provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party is the proximate cause of the failure of any condition set forth in Article VIII to be fulfilled or satisfied on or before such date.

(c) Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or 8.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date; provided, that Buyer shall have given the Company written notice, delivered at least fifteen (15) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 9.2(c) and the basis for such termination (and such matter shall not have been cured); provided, however, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 9.2(c) if Buyer is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 8.1 or 8.2.

(d) The Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or 8.3 or failure of the Closing to occur and (ii) cannot be cured by the End Date; provided, that the Company shall have given Buyer written notice, delivered at least fifteen (15) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.2(d) and the basis for such termination (and such matter shall not have been cured); provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 9.2(d) if the Company is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 8.1 or 8.2.

9.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 or 9.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Buyer, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 7.3 (Confidentiality), this Section 9.3 (Effect of Termination) and Article XII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES; CONTINUING COVENANTS

10.1 Survival. The representations and warranties contained in this Agreement or in any certificate, schedule or document delivered hereunder and the related indemnification obligations set forth in clause (a) of Sections 10.2 and of Section 10.3 shall survive the Closing Date until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties set forth in Sections 3.5 (Taxes) and 3.18 (Environmental Matters) shall survive for the applicable statute of limitations. Any covenant or other agreement shall survive the Closing indefinitely. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a Claim Notice (as defined below) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article X. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under the Agreement.

10.2 Indemnification by the Company. After the Closing Date and subject to the additional provisions set forth in this Article X, the Company shall indemnify Buyer and its affiliates and each of their respective stockholders, officers, directors, employees and representatives (each a “Buyer Indemnitee”) against, and hold each Buyer Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and costs of settlement (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Buyer Indemnitee resulting from, related to or arising out of (a) any breach or inaccuracy as of the Agreement Date or the Closing Date of any representation or warranty of the Company contained in this Agreement or the Company Ancillary Agreements; (b) any breach by the Company or any failure of the Company to perform any of the covenants or obligations contained in this Agreement or the Company Ancillary Agreements; and (c) the Excluded Assets or the Excluded Liabilities; (d) or the operation of the Business prior to the Closing, provided, that the Company shall not indemnify any Buyer Indemnitees for Losses incurred as a result of (i) the operation of the Business pursuant to the express written instructions of Buyer (including email) or (ii) any actions taken with respect to the operation of the Business that were previously expressly approved by Buyer in writing (including email).

10.3 Indemnification by Buyer. After the Closing Date and subject to the additional provisions set forth in this Article X, Buyer shall indemnify the Company and its affiliates and each of their respective stockholders, officers, directors, employees and representatives (each a “Company Indemnitee”) against, and hold each Company Indemnitee harmless from, any and all Losses, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Company Indemnitee resulting from, related to or arising out of (a) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or the Buyer Ancillary Agreements; (b) any breach by Buyer or any failure of Buyer to perform any of the covenants contained in this Agreement or the Buyer Ancillary Agreements; (c) any claim by any third party brought against any Company Indemnitee in connection with or arising from Buyer’s operation of the Business following the Closing Date (unless such claim arises from a breach of a representation or warranty or other covenant or agreement by the Company or Parent, or from a breach of the Assumed Contracts prior to the Closing); or (d) the Assumed Liabilities.

10.4 Third Party Claims.

(a) If any Buyer Indemnitee or Company Indemnitee (each referred to as an “Indemnitee”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as an “Indemnifiable Claim”) with respect to which the Company or Buyer (each referred to as “Indemnitor”) are or may be obligated to provide indemnification, the Indemnitee shall promptly notify the Indemnitor in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure.

(b) The Indemnitors shall have thirty (30) days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty-day period, in which case the Indemnitors shall have until the date that is ten (10) days before the required response date) to acknowledge responsibility and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnitees shall cooperate with the Indemnitors in connection therewith; provided, that (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided, that the fees and expenses of such Indemnitee’s counsel shall not be borne by the Indemnitors; (ii) the Indemnitor shall not settle any Indemnifiable Claim without the Indemnitee’s consent if the settlement (A) requires the Indemnitee to admit wrongdoing, pay any fines or refrain from any action, (B) does not include a full release of Indemnitee or (C) may reasonably be expected to impact the ongoing operations of the Company Business; and (iii) if, in the opinion of counsel to the Indemnitor, either (x) the Indemnitee has separate defenses from the Indemnitor, (y) there is a conflict of interest between the Indemnitor and Indemnitee or (z) there is any danger of criminal liability of the Indemnitee, then the Indemnitee shall be permitted to retain special counsel of its own choosing at the reasonable expense of the Indemnitor. So long as the Indemnitor is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld.

(c) If the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or action requires a response before the expiration of such thirty-day period), that it acknowledges responsibility and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnitee shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnitee shall notify the Indemnitor of any compromise or settlement of any such Indemnifiable Claim.

10.5 Limits on Liability.

(a) Except with respect to claims for equitable remedies and claims based on fraud, following the Closing Date, no Indemnitor shall have an indemnification obligation for any amount for Losses arising out of or resulting from the causes enumerated in clause (a) of Section 10.2 or clause (a) of Section 10.3, as appropriate, in excess of one million five hundred thousand dollars ($1,500,000), and no Indemnitor shall have any indemnification obligation for any amount of Losses arising out of or resulting from the causes enumerated in clause (a) of Section 10.2 or clause (a) of Section 10.3, as appropriate, until the total amount of resulting Losses exceeds one hundred thousand dollars ($100,000) (the “Threshold Amount”), after which time the Indemnitor shall be liable only for the amount of Losses in excess of the Threshold Amount. The amount of any Losses indemnifiable by either party pursuant to this Article X shall be adjusted to reflect the value of any insurance proceeds actually received (net of any deductibles, retention or self-insurance) by the Indemnitee or its successors or assigns in respect of such Losses; provided, however, that no Indemnitee shall have any obligation to pursue such insurance proceeds or recovery from third Persons. If any such proceeds or recoveries are received by an Indemnitee with respect to any Losses after a party hereto has made a payment to the Indemnitee with respect to such Losses, the Indemnitee shall pay to such party the amount of such proceeds or recoveries (up to the amount of such party’s payment with respect to such Losses). Claims for Losses made pursuant to clause (a) of Section 10.2 and of Section 10.3 may be made at any time prior to the Expiration Date and all other claims for Losses pursuant to this Article X may be made indefinitely.

IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.6 Exclusive Remedy. Except in the case of fraud or the Company’s or Buyer’s pursuit of specific performance of the covenants and agreements in this Agreement (including, for avoidance of doubt, Buyer’s obligation to pay the Cash Purchase Price to the Company at the Closing), following the Closing, the sole and exclusive remedy of an Indemnitee for Losses hereunder shall be to seek indemnification from the Indemnitor in accordance with the terms and provisions of this Article X.

10.7 Treatment of Indemnification Payments. Each of Buyer and the Company agrees to treat any payment made by the Company under this Article X as an adjustment to the Cash Purchase Price.

ARTICLE XI

CERTAIN TAX MATTERS

11.1 Allocation of Consideration.

(b) For purposes of complying with the requirements of Section 1060 of the Code, the consideration for the Purchased Assets shall be allocated among the Purchased Assets in accordance with their respective fair market values as provided in the allocation schedule (the “Allocation”) to be determined as provided herein and attached as Exhibit F to this Agreement. The Company shall, within ninety (90) days after the receipt of the Closing Statement, prepare and furnish to Buyer the Allocation.

(c) Buyer shall have thirty (30) days to object in writing to the Allocation, which objection shall be made only if the Allocation as proposed by the Company is unreasonable, after which time (and assuming no such objection is made) the Allocation shall be final (the “Final Allocation”). If Buyer provides written notice to the Company prior to the end of such period that it objects to the Allocation in any respect, and Buyer and the Company cannot agree on such Allocation within twenty (20) days of the provision of such notice, such disagreement shall be resolved by an Independent Accountant; provided, that such Independent Accountant shall apply the principles and methods set forth in this Section 11.1 (including the principle that the Company’s proposed Allocation shall be approved unless it is unreasonable), after which time the allocations determined by the Independent Accountant shall become the Final Allocation. The Final Allocation, once determined, shall be annexed to this Agreement as Exhibit F. The Final Allocation shall be binding on the Company and Buyer for all Tax reporting purposes and no party hereto shall take any position inconsistent with the Final Allocation.

(d) Each of the Company and Buyer agrees to prepare its federal, state and foreign income Tax Returns for all current and future Tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the Acquisition in a manner consistent with the Allocation as finally determined hereunder. If any state, federal or foreign taxing authority challenges the Allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the Allocation.

11.2 Sales and Transfer Taxes. Buyer shall pay and indemnify the Company against all applicable sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar Taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the sale or purchase of the Purchased Assets (“Transfer Taxes”). The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Buyer shall promptly remit to the Company the amount of any Transfer Taxes so payable by the Company upon receipt of notice that such Transfer Taxes are payable. Buyer and the Company shall use commercially reasonable efforts, to the extent permitted by law, to minimize any applicable Transfer Taxes.

11.3 Straddle Period Taxes. In the case of any real or personal property Taxes, ad valorem Taxes, or other similar Taxes attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before and ending after the Closing (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and the Company on a per diem basis. The party required by Applicable Law to pay any such Straddle Period Tax shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Applicable Law and shall timely pay such Straddle Period Tax, but the other party shall reimburse the paying party for such other party’s share of such Straddle Period Taxes as provided herein. Straddle Period Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. Upon payment of any such Straddle Period Taxes, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 11.3, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement. Any payment not made within such time shall bear interest at the London Inter Bank Offer Rate for six (6) month deposits in U.S. dollars as quoted on Telerate page 3750 on the Closing Date for each day until paid.

11.4 Tax Proceedings. The Company and Buyer shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to any Straddle Period Taxes covered by Section 11.3 and each party shall cooperate with the other party at its own expense. There shall be no settlement or closing or other agreement with respect to any Tax Proceeding relating to any Straddle Period Taxes without the consent of the other party, which consent will not be unreasonably withheld or delayed. Each party shall promptly notify the other party if it decides not to participate in the defense or settlement of any such Tax Proceeding, in which case the other party shall be permitted to defend and settle such Tax Proceeding.

11.5 Buyer’s Post-Closing Tax Responsibilities. Buyer will be responsible for Taxes (and other taxes not included in the definition of Taxes) accrued after the Closing Date in connection with the ownership of the Business, the Purchased Assets, and the Assumed Liabilities, including Taxes due to jurisdictions not part of the United States, and the operation of the Business after the Closing Date, and the Transfer Taxes in accordance with Section 11.2. The Company will be responsible for Taxes (and other taxes not included in the definition of Taxes) accrued before the Closing Date in connection with the ownership of the Business, the Purchased Assets, and the Assumed Liabilities, including Taxes due to jurisdictions not part of the United States, and the operation of the Business before the Closing Date. For purposes of this Section 11.5, (a) Straddle Period Taxes will be considered to have accrued before or after the Closing Date in accordance with the provisions of Section 11.3, and (b) the Company shall not be responsible for any Taxes accrued before the Closing Date to the extent that such Taxes are reflected as current liabilities in the determination of Net Working Capital in the Closing Statement.

11.6 Cooperation on Tax Matters. To the extent relevant to the Business or the Purchased Assets, each party shall (a) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

ARTICLE XII

MISCELLANEOUS

12.1 Governing Law. The internal laws of State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigned. This Agreement shall not be assignable (whether in whole or in part) by any party hereto without the prior written consent of the other parties hereto, except that Buyer may assign this Agreement and its rights and obligations hereunder to any subsequent acquiror of the Business. Any assignment in violation of this provision shall be void.

12.3 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those to which it is held invalid or unenforceable. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent practicable, the economic, business and other purposes of the void or unenforceable provision.

12.4 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

12.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

12.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer and the Company. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, each of Buyer and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7 Expenses. Except as expressly provided otherwise herein, whether or not the Acquisition and the other transactions contemplated hereby are successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Acquisition and the transactions contemplated hereby.

12.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in Person, sent by facsimile and followed by certified first-class postage pre-paid mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

If to Parent or the Company:

c/o Macrovision Solutions Corporation
2830 De La Cruz Blvd.
Santa Clara, CA 95050
Attention: General Counsel
Fax No.: (408) 567-1807

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
Attention: Jon E. Gavenman
5 Palo Alto Square
3000 El Camino Real Palo Alto, CA 94306-2155
Fax No.: 650-849-7400

If to Buyer:

Sample Media, LLC c/o OpenGate Capital, LLC
Attn: Andrew Nikou
8383 Wilshire Blvd. Suite 950
Beverly Hills, CA 90211
Fax No.: 310-691-2119

with a copy (which shall not constitute notice) to:

Heather McCormick
McCormick Legal Advisors, Inc.
707 Wilshire Blvd, Suite 2025
Los Angeles, CA 90017
Fax No.: 213-223-1810

12.10 Interpretation; Rules of Construction. When a provision of Article III states that a document or thing has been delivered to Buyer, the parties intend for the availability of that document or thing via the electronic data room established for Buyer’s review to constitute delivery. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any Encumbrance, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person and all provisions hereof shall be personal solely between the parties to this Agreement, except for the provisions of Article X (which, from and after the Closing, shall be for the benefit of each Indemnitee).

12.12 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements and the Buyer Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

12.13 Waiver Of Jury Trial. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

TV GUIDE MAGAZINE GROUP, INC.

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	CEO

BUYER:

SAMPLE MEDIA, LLC

By:	/s/ Andrew Nikon
Name:	Andrew Nikon
Title:	Manager

SOLELY WITH RESPECT TO SECTIONS 2.7, 6.2 and 6.3

MACROVISION SOLUTIONS CORPORATION

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	CEO

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT